Exhibit 99.1
American Commercial Lines Announces Third Quarter Results
JEFFERSONVILLE, IN, October 28, 2009 — American Commercial Lines Inc. (NASDAQ: ACLI) (“ACL” or the “Company”) today announced results for the quarter and nine months ended September 30, 2009.
Revenues for the quarter ended September 30, 2009 were $216.0 million, a 31.1% decrease compared with $313.7 million for the quarter ended September 30, 2008. The decrease in revenue was primarily due to changes in the mix of commodities shipped by our customers in the respective quarters into lower revenue commodities and to lower volume in the current year. The impact of lower fuel prices which contractually is passed through to our customers in the current year quarter also contributed to the decline in revenue and was partially offset by the increase in manufacturing segment’s revenues in the quarter. For the quarter ended September 30, 2009, the Company’s net loss was $12.2 million or $0.96 per diluted share, compared to net income of $18.3 million or $1.44 per diluted share for the comparable quarter of 2008. Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the third quarter of 2009 was $22.4 million, with an EBITDA margin of 10.4%, compared to $49.6 million for the third quarter of 2008 with an EBITDA margin of 15.8%. The attachment to this press release reconciles net income to EBITDA.
Results for the quarter ended September 30, 2009 were impacted by three significant non-comparable charges: (i) after-tax debt retirement expenses of $11.2 million or $0.88 per diluted share related to the Company’s third quarter debt refinancing, (ii) an after-tax charge of $2.8 million or $0.22 per diluted share related to an impairment charge on the intangible assets of the Company’s Summit engineering business and (iii) an after-tax charge of $1.5 million or $0.11 per diluted share related to a customer contract dispute in its manufacturing segment. In the third quarter 2009, though average outstanding debt declined from the prior year’s third quarter, after-tax interest expenses were $2.0 million higher, negatively impacting the quarter by $0.16 per diluted share. The current quarter also benefitted from higher after-tax net gains from asset management actions of $7.7 million or $0.61 per diluted share.
Commenting on results, Michael P. Ryan, President and Chief Executive Officer, stated, “We have not seen a recovery in our most profitable markets, and we have been negatively impacted by the late grain harvest, which deferred any anticipated benefit from the harvest activity to the fourth quarter and early 2010. We continue to aggressively manage all of our costs, having completed additional reductions in force both at the shipyard and through our transportation operations realignment during the third quarter. We have now reduced total annualized salaried compensation costs by approximately $25 million since May 2008, establishing a more efficient organizational structure through the recent realignment of our barging operations. Additionally, we have reduced our shipyard production headcount by over 10% in the quarter and 30% overall, right sizing the manufacturing workforce. We have succeeded in producing positive cash flow and EBITDA for the quarter and nine months ended September 30, 2009 and have continued to judiciously manage our capital expenditures to position us for improved performance when the transportation markets begin to recover.”
Revenues for the nine months ended September 30, 2009 were $637.5 million, a 29.7% decrease compared with $906.9 million for the same period during 2008. Transportation revenues declined by

33.4% while manufacturing revenues fell 21.5%. For the nine months ended September 30, 2009, the Company’s net loss was $21.4 million, or $1.68 per diluted share, compared to net income of $24.3 million or $1.91 per diluted share for the same period of 2008. EBITDA for the nine months ended September 30, 2009 was $55.7 million, with an EBITDA margin of 8.7%, compared to $100.3 million for the same period of 2008 with an EBITDA margin of 11.1%.
In addition to the significant non-comparable charges in the quarter, comparison of the nine months ended September 30, 2009 to the comparable period of the prior year is impacted by severance related to current year reductions in force and expenses for the closure of the Houston office that exceeded the severance related to prior year actions by $1.9 million after-tax or $0.15 per diluted share, current year after-tax charges of $0.4 million or $0.03 per diluted share related to a customer’s bankruptcy filing and a prior year after-tax benefit of $1.3 million or $0.10 per diluted share related to a pension reversal. Results for the nine months ended September 30, 2009 included after-tax interest expense that was $7.0 million higher than the comparable prior year period, negatively impacting income by $0.55 per diluted share. The nine months ended September 30, 2009 benefitted from higher after-tax net gains from asset management actions of $5.1 million or $0.41 per diluted share.
Transportation Results
The higher margin metals and refined liquid petrochemical products markets remained weak in the third quarter, impacting year-over-year comparisons. While the transportation segment had strong grain and legacy coal volumes, grain rates are significantly lower than the prior year due primarily to the lateness of the 2009 harvest.
The segment’s revenues were $142.1 million in the third quarter and $443.4 million in the nine months ended September 30, 2009, a decrease of 41.7% from the third quarter of 2008 and 33.4% from the first nine months of the prior year or 35.3% and 28.1%, respectively, on a fuel-neutral basis. Ton-mile volumes decreased approximately 12% from the prior year quarter to 8.7 billion ton-miles and 7.5% from the prior year for the first nine months. During the quarter ended September 30, 2009, three boats that did not fit within the Company’s new strategic power model were sold producing $23 million of cash proceeds. Also in the quarter impairment charges were incurred for certain other boats that have been identified as surplus. The net gain from the sale and the additional impairment was partially offset by $2.7 million and $9.4 million in lower margins from scrapping of surplus barges when compared to the prior year third quarter and nine months ended September 30, 2008, respectively.
The mix shift into lower margin commodities and lower grain pricing drove total dry portfolio fuel-neutral pricing down 25% from the prior year quarter and down 24% for the three quarters. The grain revenue price variance of negative $19.0 million in the quarter and negative $37.6 million in the first three quarters drove much of the dry portfolio decline. Liquid portfolio fuel-neutral pricing was down 8% for the quarter and up 3% from the prior year’s first nine months. Higher margin liquid and bulk affreightment volumes decreased 35% and 26% in the quarter and 41% and 27% for the first nine months, respectively, from the prior year levels. Lower margin grain and legacy coal volumes increased 25% and 27% in the quarter and 41% and 39% in the first three quarters over the prior year periods.

For the current quarter and first nine months, the negative impact of volume, price, and mix significantly impacted margins. Operating income was negatively impacted by higher costs of relocating empty barges due to the current year imbalance of north and south bound freight, estimated at $6.4 million in the quarter and $16.1 million in the nine month period, and lower scrapping activity. These items were only partially offset by higher boat productivity, net gains on asset management described above and favorable SG&A. Additionally, the delayed harvest in 2009 significantly lowered normal September grain volumes. The average number of liquid barges in charter/day rate service decreased in the third quarter by 38 barges or 25% from the prior year quarter. The transportation segment’s operating income in the quarter was $9.9 million compared to operating income of $34.0 million in the third quarter of 2008. The operating ratios for the third quarter of 2009 and 2008 were 93.0% and 86.1%, respectively.
Manufacturing Results
Manufacturing segment revenues of $64.2 million in the quarter ended September 30, 2009 were $7.0 million higher, or 12.2% above the prior-year, primarily due to the number of barges built and relative steel pricing, with 53 dry hoppers produced in the current year compared to 19 in the prior year. Nine liquid tankers and one special vessel were sold this quarter versus 12 tankers and 10 hybrid barges in last year’s quarter. In the nine months ended September 30, 2009, manufacturing segment revenues were $46.5 million lower on fewer barges produced for external customers, with 72 dry hoppers produced in the current year compared to 191 in the prior year. In the first nine months of 2009 39 liquid tankers and three special vessels were sold versus 38 tankers, three special vessels and 10 hybrid barges in last year’s first nine months.
The manufacturing segment’s EBITDA increased 34.5% for the quarter and 41.9% for the nine months ended September 30, 2009, despite a $2.3 million charge related to a contract dispute. This improvement resulted from a better mix of higher margin barges sold year-to-date and improved productivity. EBITDA margin for the quarter was 8.0% and for the nine months ended September 30, 2009 was 12.7%.
Manufacturing operating profit improved by $1.1 million quarter-over-quarter and $5.8 million for the first nine months on the better mix of barges, improved productivity and safe operations, as the shipyard is approaching two million hours worked without a lost time injury in the fourth quarter of 2009. The higher provision for the customer dispute negatively impacted quarterly performance.
The manufacturing backlog has not been robust, though relatively low steel prices are stimulating a higher level of quote activity. In July, in order to right size the workforce, the shipyard headcount was reduced by approximately 10% in response to reduced demand. New orders for 25 dry cargo barges and five liquid tank barges were added to our manufacturing backlog during the quarter and 50 new dry cargo barges will be built in 2010 for our transportation segment.
Cash Flow and Debt
At September 30, 2009, the Company had $413.8 million in total debt outstanding. In the nine months ended September 30, 2009, the Company generated $83.8 million of cash flow from operations, compared to $75.4 million in the prior year. The increase, on lower net income, was primarily due to working capital changes, mainly lower accounts receivable. At September 30, 2009, the Company had approximately $196 million in available liquidity under its revolver, considering quarter-end temporarily restricted cash of $23 million which was used in October to reduce outstanding debt balances. During the first nine months of 2009 the Company had $20.1 million of capital expenditures primarily related to costs of new tank barges begun in the fourth quarter of 2008, boat and barge maintenance, improvements to the shipyard and software.
Quarter and Nine Months Ended September 30, 2009 Earnings Conference Call
ACL will conduct a conference call to discuss the Company’s quarter and nine months ended September 30, 2009 earnings on October 29, 2009 at 10:00 a.m. Eastern time. ACL’s live webcast, featuring a slide presentation, may be accessed at www.aclines.com. The telephone numbers to access the conference call are: Domestic (866) 700-6979; International (617) 213-8836; and the Participant Passcode is 32576935. For those unable to participate in the live call or webcast, the ACL Conference Call will be archived at www.aclines.com within three hours of the conclusion of the live call and will remain available through December 29, 2009. The slide presentation will remain archived at www.aclines.com.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1.2 billion in revenues and approximately 3,400 employees as of December 31, 2008. For more information about American Commercial Lines Inc., visit www.aclines.com.
Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s filings with the SEC, including the Form 10-K, as amended, for the year ended December 31, 2008 and our most recent Form 10-Q. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except shares and per share amounts)
(Unaudited)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008

Revenues
Transportation and Services	$151,769	$256,456	$467,159	$689,995
Manufacturing	64,198	57,219	170,348	216,890

Revenues	215,967	313,675	637,507	906,885

Cost of Sales
Transportation and Services	130,562	203,469	416,316	585,205
Manufacturing	57,172	53,537	147,497	201,441

Cost of Sales	187,734	257,006	563,813	786,646

Gross Profit	28,233	56,669	73,694	120,239

Selling, General and Administrative Expenses	19,580	20,110	59,434	60,614

Operating Income	8,653	36,559	14,260	59,625

Other Expense (Income)
Interest Expense	10,480	7,469	30,833	20,189
Debt Retirement Expenses	17,659	—	17,659	2,379
Other, Net	(328)	(401)	(809)	(1,547)

Other Expenses	27,811	7,068	47,683	21,021

(Loss) Income from Continuing Operations before Income Taxes	(19,158)	29,491	(33,423)	38,604

Income Taxes (Benefit)	(6,991)	11,136	(12,202)	14,582

(Loss) Income from Continuing Operations	(12,167)	18,355	(21,221)	24,022

Discontinued Operations, Net of Tax	(5)	(7)	(177)	296

Net (Loss) Income	$(12,172)	$18,348	$(21,398)	$24,318

Basic (loss) earnings per common share:
(Loss) income from continuing operations	$(0.96)	$1.45	$(1.67)	$1.91
(Loss) income from discontinued operations, net of tax	—	—	(0.01)	0.02

Basic (loss) earnings per common share	$(0.96)	$1.45	$(1.68)	$1.93

(Loss) earnings per common share — assuming dilution:
(Loss) income from continuing operations	$(0.96)	$1.44	$(1.67)	$1.89
(Loss) income from discontinued operations, net of tax	—	—	(0.01)	0.02

(Loss) earnings per common share — assuming dilution	$(0.96)	$1.44	$(1.68)	$1.91

Weighted Average Shares Outstanding:
Basic	12,715,120	12,657,771	12,705,308	12,598,909
Diluted	12,715,120	12,714,207	12,705,308	12,723,276

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except shares and per share amounts)

	September 30,	December 31,
	2009	2008 (1)

ASSETS
Current Assets
Cash and Cash Equivalents	$1,824	$1,217
Cash, Restricted	23,000	—
Accounts Receivable, Net	91,986	138,695
Inventory	46,658	69,635
Deferred Tax Asset	3,829	5,173
Assets Held for Sale	2,222	4,577
Prepaid and Other Current Assets	22,847	39,002

Total Current Assets	192,366	258,299
Properties, Net	525,157	554,580
Investment in Equity Investees	4,251	4,039
Other Assets	45,086	22,333

Total Assets	$766,860	$839,251

LIABILITIES
Current Liabilities
Accounts Payable	$36,241	$67,719
Accrued Payroll and Fringe Benefits	17,094	25,179
Deferred Revenue	14,796	13,986
Accrued Claims and Insurance Premiums	17,647	22,819
Accrued Interest	6,910	1,237
Current Portion of Long Term Debt	784	1,420
Customer Deposits	3,731	6,682
Other Liabilities	29,128	43,522

Total Current Liabilities	126,331	182,564
Long Term Debt	412,994	418,550
Pension & Post Retirement Liabilities	44,450	44,140
Deferred Tax Liability	27,393	30,389
Other Long Term Liabilities	4,403	4,899

Total Liabilities	615,571	680,542

STOCKHOLDERS’ EQUITY
Common stock; authorized 50,000,000 shares at $.01 par value; 15,894,908 and 15,813,746 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	159	158
Treasury Stock; 3,178,087 and 3,150,906 shares at September 30, 2009 and December 31, 2008, respectively	(313,302)	(312,886)
Other Capital	298,071	293,493
Retained Earnings	174,522	195,920
Accumulated Other Comprehensive Loss	(8,161)	(17,976)

Total Stockholders’ Equity	151,289	158,709

Total Liabilities and Stockholders’ Equity	$766,860	$839,251

(1)	The Consolidated Balance Sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date, but does not included all the information and footnotes required by generally accepted accounting principles.

AMERICAN COMMERCIAL LINES INC.
NET INCOME TO EBITDA RECONCILIATION
(Dollars in thousands)
(Unaudited)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008

Net (Loss) Income from Continuing Operations	$(12,167)	$18,355	$(21,221)	$24,022
Discontinued Operations, Net of Income Taxes	(5)	(7)	(177)	296

Consolidated Net (Loss) Income	$(12,172)	$18,348	$(21,398)	$24,318

Adjustments from Continuing Operations:
Interest Income	(1)	(30)	(13)	(92)
Interest Expense	10,480	7,469	30,833	20,189
Debt Retirement Expenses	17,659	—	17,659	2,379
Depreciation and Amortization	13,390	12,626	40,664	38,760
Taxes	(6,991)	11,136	(12,202)	14,582
Adjustments from Discontinued Operations:
Interest Income	—	(6)	—	(38)
Taxes	—	13	170	178

EBITDA from Continuing Operations	22,370	49,556	55,720	99,840
EBITDA from Discontinued Operations	(5)	—	(7)	436

Consolidated EBITDA	$22,365	$49,556	$55,713	$100,276

EBITDA from Continuing Operations by Segment:
Transportation Net (Loss) Income	$(10,909)	$15,756	$(32,176)	$11,298
Interest Income	(1)	(27)	(12)	(85)
Interest Expense	10,470	7,414	30,803	20,134
Debt Retirement Expenses	17,659	—	17,659	2,379
Depreciation and Amortization	12,068	11,338	36,622	35,477
Taxes	(6,991)	11,136	(12,223)	14,582

Transportation EBITDA	$22,296	$45,617	$40,673	$83,785

Manufacturing Net Income	$4,224	$3,384	$18,972	$13,698
Depreciation and Amortization	891	725	2,642	2,073

Total Manufacturing EBITDA	5,115	4,109	21,614	15,771
Intersegment Profit	—	(306)	—	(540)

External Manufacturing EBITDA	$5,115	$3,803	$21,614	$15,231

Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments	Elimination	Total
Quarter ended September 30, 2009
Total revenue	$142,231	$68,304	$9,656	$(4,224)	$215,967
Intersegment revenues	106	4,106	12	(4,224)	—

Revenue from external customers	142,125	64,198	9,644	—	215,967
Operating expense
Materials, supplies and other	58,939	—	—	—	58,939
Rent	5,379	—	—	—	5,379
Labor and fringe benefits	28,249	—	—	—	28,249
Fuel	28,134	—	—	—	28,134
Depreciation and amortization	12,068	—	—	—	12,068
Taxes, other than income taxes	3,329	—	—	—	3,329
Gain on disposition of equipment	(18,333)	—	—	—	(18,333)
Cost of goods sold	—	57,172	12,797	—	69,969

Total cost of sales	117,765	57,172	12,797	—	187,734
Selling, general & administrative	14,444	2,853	2,283	—	19,580

Total operating expenses	132,209	60,025	15,080	—	207,314

Operating income (loss)	$9,916	$4,173	$(5,436)	$—	$8,653

Quarter ended September 30, 2008
Total revenue	$244,100	$58,426	$13,181	$(2,032)	$313,675
Intersegment revenues	117	1,207	708	(2,032)	—

Revenue from external customers	243,983	57,219	12,473	—	313,675
Operating expense
Materials, supplies and other	83,087	—	—	—	83,087
Rent	5,772	—	—	—	5,772
Labor and fringe benefits	30,306	—	—	—	30,306
Fuel	59,590	—	—	—	59,590
Depreciation and amortization	11,338	—	—	—	11,338
Taxes, other than income taxes	3,473	—	—	—	3,473
Gain on disposition of equipment	(360)	—	—	—	(360)
Cost of goods sold	—	53,537	10,263	—	63,800

Total cost of sales	193,206	53,537	10,263	—	257,006
Selling, general & administrative	16,757	649	2,704	—	20,110

Total operating expenses	209,963	54,186	12,967	—	277,116

Operating income (loss)	$34,020	$3,033	$(494)	$—	$36,559

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments	Elimination	Total
Nine Months ended September 30, 2009
Total revenue	$443,690	$184,159	$23,878	$(14,220)	$637,507
Intersegment revenues	297	13,811	112	(14,220)	—

Revenue from external customers	443,393	170,348	23,766	—	637,507
Operating expense
Materials, supplies and other	170,440	—	—	—	170,440
Rent	16,334	—	—	—	16,334
Labor and fringe benefits	86,492	—	—	—	86,492
Fuel	92,052	—	—	—	92,052
Depreciation and amortization	36,622	—	—	—	36,622
Taxes, other than income taxes	10,508	—	—	—	10,508
Gain on disposition of equipment	(20,630)	—	—	—	(20,630)
Cost of goods sold	—	147,497	24,498	—	171,995

Total cost of sales	391,818	147,497	24,498	—	563,813
Selling, general & administrative	48,233	4,008	7,193	—	59,434

Total operating expenses	440,051	151,505	31,691	—	623,247

Operating income (loss)	$3,342	$18,843	$(7,925)	$—	$14,260

Nine Months ended September 30, 2008
Total revenue	$666,564	$219,083	$25,272	$(4,034)	$906,885
Intersegment revenues	573	2,193	1,268	(4,034)	—

Revenue from external customers	665,991	216,890	24,004	—	906,885
Operating expense
Materials, supplies and other	237,906	—	—	—	237,906
Rent	17,708	—	—	—	17,708
Labor and fringe benefits	86,343	—	—	—	86,343
Fuel	179,100	—	—	—	179,100
Depreciation and amortization	35,477	—	—	—	35,477
Taxes, other than income taxes	11,382	—	—	—	11,382
Gain on disposition of equipment	(644)	—	—	—	(644)
Cost of goods sold	—	201,441	17,933	—	219,374

Total cost of sales	567,272	201,441	17,933	—	786,646
Selling, general & administrative	51,597	2,409	6,608	—	60,614

Total operating expenses	618,869	203,850	24,541	—	847,260

Operating income (loss)	$47,122	$13,040	$(537)	$—	$59,625

AMERICAN COMMERCIAL LINES INC.
SELECTED FINANCIAL AND NONFINANCIAL DATA
(Dollars in thousands except where noted)
(Unaudited)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008

Consolidated EBITDA	$22,365	$49,556	$55,713	$100,276

Transportation Revenue and EBITDA
Revenue	$142,125	$243,983	$443,393	$665,991
EBITDA	22,296	45,617	40,673	83,785

Manufacturing Revenue and EBITDA (External and Internal)
Revenue	$68,304	$58,426	$184,159	$219,083
EBITDA	5,115	4,109	21,614	15,771

Manufacturing External Revenue and EBITDA
Revenue	$64,198	$57,219	$170,348	$216,890
EBITDA	5,115	3,803	21,614	15,231

Average Domestic Barges Operated
Dry	2,173	2,321	2,209	2,372
Liquid	367	382	376	384

Total	2,540	2,703	2,585	2,756

Fuel Price (Average Dollars per gallon)	$2.01	$3.60	$1.95	$3.27

Capital Expenditures (including software)	$6,754	$30,903	$20,160	$56,952
Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of the Company’s revenues before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Quarter Ended Sept. 30, 2009 as compared with Quarter Ended Sept. 30, 2008
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated
				Revenue
	Quarter Ended Sept. 30,			3rd Quarter
	2009	2008	Variance	2009	2008
REVENUE
Transportation and Services	$151,769	$256,456	$(104,687)	70.3%	81.8%
Manufacturing (external and internal)	68,304	58,426	9,878	31.6%	18.6%
Intersegment manufacturing elimination	(4,106)	(1,207)	(2,899)	(1.9%)	(0.4%)

Consolidated Revenue	215,967	313,675	(97,708)	100.0%	100.0%

OPERATING EXPENSE
Transportation and Services	147,289	222,930	(75,641)
Manufacturing (external and internal)	64,131	55,087	9,044
Intersegment manufacturing elimination	(4,106)	(901)	(3,205)

Consolidated Operating Expense	207,314	277,116	(69,802)	96.0%	88.3%

OPERATING INCOME
Transportation and Services	4,480	33,526	(29,046)
Manufacturing (external and internal)	4,173	3,339	834
Intersegment manufacturing elimination	—	(306)	306

Consolidated Operating Income	8,653	36,559	(27,906)	4.0%	11.7%

Interest Expense	10,480	7,469	3,011
Debt Retirement Expenses	17,659	—	17,659
Other Expense (Income)	(328)	(401)	73

(Loss) Income Before Income Taxes	(19,158)	29,491	(48,649)

Income Taxes (Benefit)	(6,991)	11,136	(18,127)
Discontinued Operations	(5)	(7)	2

Net (Loss) Income	$(12,172)	$18,348	$(30,520)

Domestic Barges Operated (average of period beginning and end)	2,540	2,703	(163)

Revenue per Barge Operated (Actual)	$55,955	$90,264	$(34,309)
AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Nine Months Ended Sept. 30, 2009 as compared with Nine Months Ended Sept. 30, 2008
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated Revenue
	Nine Months Ended June 30,			Nine Months
	2009	2008	Variance	2009	2008
REVENUE
Transportation and Services	$467,159	$689,995	$(222,836)	73.3%	76.1%
Manufacturing (external and internal)	184,159	219,083	(34,924)	28.9%	24.1%
Intersegment manufacturing elimination	(13,811)	(2,193)	(11,618)	(2.2%)	(0.2%)

Consolidated Revenue	637,507	906,885	(269,378)	100.0%	100.0%

OPERATING EXPENSE
Transportation and Services	471,742	643,410	(171,668)
Manufacturing (external and internal)	165,316	205,503	(40,187)
Intersegment manufacturing elimination	(13,811)	(1,653)	(12,158)

Consolidated Operating Expense	623,247	847,260	(224,013)	97.8%	93.4%

OPERATING (LOSS) INCOME
Transportation and Services	(4,583)	46,585	(51,168)
Manufacturing (external and internal)	18,843	13,580	5,263
Intersegment manufacturing elimination	—	(540)	540

Consolidated Operating Income	14,260	59,625	(45,365)	2.2%	6.6%

Interest Expense	30,833	20,189	10,644
Debt Retirement Expenses	17,659	2,379	15,280
Other Expense (Income)	(809)	(1,547)	738

(Loss) Income Before Income Taxes	(33,423)	38,604	(72,027)

Income Taxes (Benefit)	(12,202)	14,582	(26,784)
Discontinued Operations	(177)	296	(473)

Net (Loss) Income	$(21,398)	$24,318	$(45,716)

Domestic Barges Operated (average of period beginning and end)	2,585	2,756	(171)

Revenue per Barge Operated (Actual)	$171,525	$241,651	$(70,126)